Exhibit 10.8

Summary of Non-Employee Director and Executive Officer Compensation Arrangements

Director Compensation

The following table sets forth current rates of cash compensation for non-employee directors:

Annual Retainer:
Chairman	$75,000
Non-employee directors other than Chairman	$24,000
Committee Chair Annual Retainer:
Audit Committee	$10,000
Compensation Committee	$3,000
Nominating and Governance Committee	$3,000
Board Meeting Attendance Fees	$1,000
Committee Meeting Attendance Fees	$1,000

In addition to cash compensation, under the terms of our Stock Appreciation Rights Plan non-employee directors receive an annual award of 2,700 stock appreciation rights. Non-employee directors received an award of 5,000 stock appreciation rights when the Stock Appreciation Rights Plan was approved at the 2004 Annual Meeting of Shareholders and each new director will receive an award of 5,000 stock appreciation rights upon initial election by the shareholders. The price and terms of stock appreciation rights are established by our Board of Directors’ Compensation Committee. Stock appreciation rights are historically granted at the reported market value of a Cascade share at the grant date, become exercisable on an annual basis ratably over four years, and have a 10-year term.

Non-employee directors are also reimbursed for travel and other expenses attendant to membership on the Cascade board.

Executive Compensation

Base Salary.   All of Cascade’s executive officers, with the exception of Herre Y. Hoekstra, are at-will employees whose compensation and employment status may be changed at any time by the Board of Directors.  Base salary increases are determined annually by the Board of Directors and become effective on February 1 of each year. The following table sets forth the current base salaries of Cascade’s executive officers and their titles as of the date of filing of Cascade’s Form 10-K for the fiscal year ended January 31, 2006:

Executive Officer	Fiscal 2007 Base Salary
Robert C. Warren, Jr., President and Chief Executive Officer	$460,000
Terry H. Cathey, Senior Vice President and Chief Operating Officer	275,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	275,000
Gregory S. Anderson, Senior Vice President-Human Resources	190,000
Herre Y. Hoekstra, Vice President and Managing Director, Europe	182,000
Michael E. Kern, Vice President-Sales and Marketing	155,000
Kevin B. Kreiter, Vice President-Engineering(1)	125,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	170,000
Joseph G. Pointer, Vice President-Finance	190,000
Robert C. Schuster, Vice President-Asia Pacific	132,000
Anthony F. Spinelli, Vice President-OEM Products	185,000

(1)          Appointment effective February 1, 2006.

Annual Incentive.   Executive officers are also eligible to receive an incentive payment following the end of each fiscal year under an executive incentive plan approved by Cascade’s Board of Directors. Fiscal 2006 incentives approved for the executive officers are shown in the following table:

Executive Officer	Fiscal 2006 Incentive
Robert C. Warren, Jr., President and Chief Executive Officer	$644,000
Terry H. Cathey, Senior Vice President and Chief Operating Officer	324,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	324,000
Gregory S. Anderson, Senior Vice President-Human Resources	198,000
Herre Y. Hoekstra, Vice President and Managing Director, Europe	53,000
Michael E. Kern, Vice President-Sales and Marketing	116,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	160,000
Joseph G. Pointer, Vice President-Finance	198,000
Robert C. Schuster, Vice President-Asia Pacific	55,000
Anthony F. Spinelli, Vice President-OEM Products	150,000

Annual executive incentive payments are structured to encourage the building of shareholder value by maximizing Cascade’s pre-tax income. For fiscal 2006, all participating executives, with the exception of Messrs. Hoekstra, Schuster and Spinelli, were eligible to receive a specified percentage (depending on position) of the Company’s pre-tax income before non-recurring items, incentive payments and certain other expenses (“IBT”) if IBT exceeded $28 million. The percentage of IBT each executive was entitled to receive increased if IBT exceeded $36 million, and increased again if IBT exceeded $45 million. Annual incentive payments were limited to a maximum of up to 150% of each executive’s base salary  depending on their position. IBT for fiscal 2006 was $66.5 million, resulting in incentive payments to all eligible executive officers equal to 100% of the maximum amount participants could have received. The Board of Directors has the discretion to reduce annual incentives otherwise payable by up to 30% if it believes reduction is justified by business conditions or individual performance, or to increase incentives by up to 20% for extraordinary individual performance. Messrs. Spinelli and Schuster received annual incentive payments for fiscal 2006 based upon a percentage of pre-tax income for the business unit for which they were responsible. Mr. Hoekstra’s incentive was a fixed payment agreed at the time of his hire in September 2005.

Long-term Incentive.   The third component of executive compensation for Cascade’s executive officers is long-term incentive awards. Long-term incentive awards granted in fiscal 2006 consisted of awards of stock appreciation rights under our Stock Appreciation Rights Plan. The stock appreciation rights were granted with an exercise price equal to the fair market value of Cascade’s common stock on the date of the award, have a term of 10 years and become exercisable ratably over four years.

The number of stock appreciation rights awarded to executive officers in fiscal 2006 are shown in the following table:

Executive Officer	Stock Appreciation Rights Awarded in Fiscal 2006
Robert C. Warren, Jr., President and Chief Executive Officer	75,000
Terry H. Cathey, Senior Vice President and Chief Operating Officer	50,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	50,000
Gregory S. Anderson, Senior Vice President-Human Resources	50,000
Herre Y. Hoekstra, Vice President and Managing Director, Europe(1)	—
Michael E. Kern, Vice President-Marketing	35,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	35,000
Joseph G. Pointer, Vice President-Finance	35,000
Robert C. Schuster, Vice President-Asia Pacific	7,000
Anthony F. Spinelli, Vice President-OEM Products	35,000

(1)          Joined Cascade in September 2005.

The number of stock appreciation rights granted to each executive in fiscal 2006 was determined using grant ranges established by the Compensation Committee with minimum, target, and maximum grants based on Cascade’s fiscal year ended January 31, 2005 return on average assets (defined as net income before extraordinary items divided by the average total consolidated assets at the beginning and end of each fiscal quarter). The Compensation Committee set a target rate of return on average assets of 7.25% with 100% of the target return on average assets equaling the target grant of stock appreciation rights, 90% of the target return on average assets equaling the minimum grant of stock appreciation rights, and 110% of the target return on average assets equaling the maximum grant of stock appreciation rights. Because Cascade’s fiscal 2005 return on average assets was 152% of the target rate, the grants of stock appreciation rights for fiscal 2006 are the maximum permitted under the guidelines set by the Compensation Committee. In June 2006, the Compensation Committee will recommend long-term incentive awards based on the fiscal 2006 return on average assets.

Benefit Plans and Other Arrangements.   Executive officers are also eligible to participate in Cascade’s broad-based benefit programs generally available to all salaried employees, including health, disability, life insurance and defined contribution retirement plan. The executives also receive certain perquisites offered by Cascade including the use of company automobiles and tax reimbursements related thereto.

Messrs. Warren, Cathey, and R.S. Anderson are each a party to a Severance Agreement with Cascade, which are Exhibits 10.3, 10.2, and 10.1, respectively, to Cascade’s Form 10-K for fiscal 2006.